Exhibit 10.3

90 Day & 12-Month Consulting Agreement

COMPUTER SOFTWARE INNOVATIONS, INC.

•	Develop investor relations messages that will pro-actively leverage senior management’s strategic vision, operational and financial performance and ongoing business expertise.

•	Increase general market awareness of CSWI and promote understanding and appreciation for the Company’s strategic direction.

•	Utilize DC Consulting’s team to increase awareness of the Company’s developments to the retail, institutional, and analyst communities.

•	DC Consulting’s team will assist CSWI management in all aspects of their communications platform including, financial, media and trade industries.

•	Plan, schedule and complete financial road shows to increase market awareness

•	Identify, recommend and prepare management for participation in financial conferences.

I.	GENERAL PROVISIONS.

a.	This contract is governed by the laws of the State of South Carolina. The parties consent to venue in Greenville County, South Carolina and in the United States District Court for the Middle District of South Carolina. The parties consent to service of process under South Carolina law, in any action commenced to enforce this agreement.

b.	This agreement contains the entire agreement between the parties relating to the subject matter hereof, and it supersedes all prior agreements and understandings with respect to such subject matter.

c.	No amendment or modification of this agreement shall be deemed effective unless made in writing and signed by the parties to this agreement.

d.	No term or condition of this agreement shall be deemed to have been waived, nor shall there be any estoppel to enforce any provisions of this agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall incorporate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived. The failure of either party to enforce at any time any of the provisions of this agreement shall not be construed as a waiver of such provisions or of the right of such party thereafter to enforce any such provisions.

e.	The provisions of this contract are severable. If any provision of this contract is held invalid, the remaining provisions continue in effect.

f.	Client may assign this agreement without limitation. The Contractor shall not be allowed to assign this contract in whole or in part.

g.	Both parties have had an opportunity to review this agreement in depth and have had the opportunity to consult with competent legal counsel. Each party fully understands the terms of this agreement and freely and voluntarily signs the agreement.

h.	This agreement is the result of negotiations between the parties and should not be construed against any party because that party or that party’s attorney drafted this agreement. Any true fully executed copy of this agreement, including any fully executed facsimile or electronic copy hereof, will be deemed to constitute an original of the same.

i.	Any notice, demand or request required or permitted to be given hereunder shall be in writing and shall be deemed effective two days after having been deposited in the United States mail, postage prepaid, registered or certified and addressed to the addressee at its main office, as set forth above. Any party may change its address for purposes of this agreement by written notice given in accordance herewith.

For the services listed herein, DC Consulting would be entitled to receive compensation as follows (exclusive of fees for providing services which would be separately provided for):

•	Monthly retainer fee of $12,000, with the first payment due upon the execution of the contract.

•

DC Consulting would also be entitled to receive 15,000 restricted shares of common stock per quarter with the initial 15,000 shares to be issued with the date of the contract to be delivered within 30 days of the execution of the contract. Subsequent restricted shares will be issued and delivered within 30 days of the renewal of the quarterly contract.

•	DC Consulting would also be entitled to receive warrants* at the following strike prices:

100,000 warrants with strike price .70/sh.

100,000 warrants with strike price of 1.00/sh.

100,000 warrants with strike price of 1.20/sh.

*	Warrants will have a 2-year expiration date at the outset of the contract. If CSWI stock price reaches the warrant strike price for 30 days and the warrants are not exercised within that time frame, they will expire.

Contractor acknowledges and agrees:

(1) That the restricted stock and warrants to be issued pursuant to this Agreement, as well as the shares of common stock underlying the warrants, will not have been registered under the provisions of the Securities Act of 1933, as amended, and may not be transferred unless the Contractor shall have delivered to CSWI an opinion of counsel, reasonably satisfactory in form, scope and substance to CSWI, to the effect that such restricted stock, warrants or shares of common stock underlying the warrants to be sold or transferred may be sold or transferred pursuant to an exemption from such registration.

(2) That the certificates evidencing the restricted stock, the warrants, and the common stock underlying the warrants shall bear a restrictive legend prohibiting transfer of such securities except pursuant to an exemption from registration under the Securities Act of 1933, as amended, and any applicable state securities laws.

(3) Contractor shall only offer, sell or transfer the restricted shares, the warrants and the common shares underlying the warrants in compliance with federal and state securities and other laws.

(4) Contractor is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended.

Additional contract terms can be negotiated prior to the expiration of the first 90 days of the Consulting Agreement. Each party has the right to cancel the contract following the initial 90 days with a 30 day notice written notice. All outstanding balances and fees are to be paid in full upon cancellation notice.

Additional resources (i.e. additional team members on the phone, direct mailers, financial conferences etc) can be provided to CSWI upon increase of the IR budget. All such additional programs, services and terms will be an addendum to this agreement and approved by both parties to this agreement.

DC Consulting, LLC		Computer Software Innovations, Inc.
(Contractor)		(CSWI or Client)

By:	/s/ Daniel Conway	By:	/s/ Nancy K. Hedrick
	DC Consulting		CSWI

Printed:	Daniel Conway, CEO	Printed:	Nancy K. Hedrick

Date:	May 13, 2009	Date:	May 13, 2009